UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): December 14, 2006
COTT CORPORATION
(Exact name of registrant as specified in its charter)

CANADA	000-19914	None

(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

207 Queen’s Quay West, Suite 340, Toronto, Ontario	M5J 1A7

(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code	(416) 203-3898

N/A

(Former name or former address, if changed since last report.)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.
Agreement in Connection with Resignation of B. Clyde Preslar as Chief Financial Officer
     Effective December 1, 2006 (the “Effective Date”), as previously reported in the Current Report on Form 8-K filed by Cott Corporation (the “Company”) on December 4, 2006 (the “Prior Form 8-K”), B. Clyde Preslar resigned from his position as the Company’s Executive Vice President and Chief Executive Officer. In the Prior Form 8-K, the Company disclosed that it would make a payment to Mr. Preslar in connection with his departure, and that it would file a Current Report on Form 8-K describing the details of such payment when finalized. On December 14, 2006, the Company and Mr. Preslar executed an agreement (the “Agreement”) dated as of December 13, 2006 that sets forth the details of the payment by the Company in connection with Mr. Preslar’s departure.
     Pursuant to the Agreement, the Company will pay Mr. Preslar a lump-sum payment of $1,485,000, less applicable statutory withholdings and deductions, in early January 2007. The Company will also pay for the out-of-pocket cost of executive outplacement services for a maximum of six months, and will pay Mr. Preslar his accrued but unpaid salary and vacation pay through the Effective Date, less applicable statutory deductions and withholdings. In addition, the Company agreed that Mr. Preslar’s rights with respect to vested stock options held personally by him will continue for 60 days following the Effective Date (subject to the terms of the Company’s stock option plan). All of Mr. Preslar’s other rights under the Company’s share purchase plans and other long-term incentive plans terminated on the Effective Date.
     In the Agreement, Mr. Preslar agreed to release the Company from any liability arising from or related to his employment with the Company. Mr. Preslar’s non-competition and non-solicitation covenants to the Company will apply for 24 months following the Effective Date, while Mr. Preslar’s confidentiality covenants to the Company continue indefinitely.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

COTT CORPORATION
Date: December 18, 2006	By:	/s/ Mark Halperin
		Name:	Mark Halperin
		Title:	Chief Legal & Corporate Development Officer and Corporate Secretary